Exhibit 10.2

Summary of Changes to Compensation Arrangements

With Non-Management Directors

As previously disclosed, each non-management Director is currently paid an annual retainer, a portion of which is paid in cash and a portion of which is paid in restricted stock. The cash portion of the annual retainer, which is paid in cash on a monthly basis, was $50,000 at the beginning of fiscal year 2008 and was increased to $70,000 beginning in May 2008. For fiscal 2008, the amount of the annual retainer paid in restricted stock was $100,000 and will be increased to $115,000 effective as of the Company’s Annual Meeting of Stockholders in February 2009. For additional information regarding compensation arrangements with the Company’s non-management Directors, please see Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which is incorporated by reference herein.